As filed with the Securities and Exchange Commission on September 24, 1997
                                                 Registration No. 333-35241
---------------------------------------------------------------------------
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                    ------------------------------
                          AMENDMENT NO. 1 TO
                               FORM S-3

                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                    ------------------------------

                       ICN PHARMACEUTICALS, INC.
        (Exact Name of Registrant as Specified in its Charter)

                 Delaware                       33-0628076
       (State or Other Jurisdiction          (I.R.S. Employer
     of Incorporation or Organization)      Identification No.)

                          3300 Hyland Avenue
                     Costa Mesa, California 92626
                            (714) 545-0100
          (Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Registrant's
                     Principal Executive Offices)

                              Copies To:
                             David C. Watt
   Executive Vice President, General Counsel and Corporate Secretary
                       ICN Pharmaceuticals, Inc.
                          3300 Hyland Avenue
                     Costa Mesa, California 92626
                            (714) 545-0100
       (Name, Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: []



                                             Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------
Title of Each Class                     Proposed Maximum       Proposed Maximum
of Securities to be   Amount to be      Offering Price Per     Aggregate Offering     Amount of Registration
Registered            Registered        Share (1)              Price                  Fee (4)
-------------------   --------------    ------------------     -------------------    ----------------------
Common Stock,          4,106,959 (3)        $36.156              $148,491,209.60            $44,997.34
$.01 par value per
share (2)

------------------------------------------------------------------------------------------------------------

(1) The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of the high and low price of shares of Common Stock as reported on the New York Stock Exchange on September 5, 1997 (which date is within five business days prior to the date of the filing of this Registration Statement).

(2)  Also includes associated Preferred Stock Purchase Rights.

(3) Includes 2,500,000 shares of Common Stock issuable upon conversions of Series C Convertible Preferred Stock. Pursuant to Rule 416, an indeterminate number of additional shares of Common Stock are registered hereunder which may be issued in the event that applicable antidilution provisions with respect to conversion of the Series C Convertible Preferred Stock become operative.

(4) A fee of $44,997.34 was paid upon the initial filing of this Registration Statement on September 8, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME
EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


Subject to Completion, Dated September 24, 1997

PROSPECTUS

                       ICN PHARMACEUTICALS, INC.

                   4,106,959 SHARES OF COMMON STOCK

     This Prospectus relates to 6,959 shares (the "Gly-Derm Shares") of common stock, $ .01 par value (the "Common Stock), of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "ICN"), issued as a post-closing adjustment in connection with the acquisition of Gly-Derm, Inc. ("Gly-Derm") by the Company in February 1996, that may from time to time be sold by certain stockholders identified herein (the "Gly-Derm Stockholders"). This Prospectus also relates to the offer and sale by F. Hoffmann-La Roche Ltd ("HLR"), as more fully described herein, of: (a) 1,600,000 shares of Common Stock; and (b) 2,500,000 shares of Common Stock issuable upon conversion of the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock") and any undetermined number of additional shares of Common Stock issuable as a result of any adjustments to the conversion price of the Series C Preferred Stock pursuant to the antidilution provisions of the Certificate of
Designation of Rights and Preferences (the "Certificate of Designation") governing the Series C Preferred Stock (together with the 1,600,000 shares of Common Stock, the "HLR Shares") (jointly, the Gly-Derm Shares and the HLR Shares shall be referred to as the "Shares"). The Company will not receive any of the proceeds from the sale of the Shares. However, under certain circumstances, HLR will be required to pay to the Company the amount, if any, by which the Current Market Price for the Common Stock, as defined herein, exceeds certain agreed upon price thresholds. Conversely, under certain circumstances, the Company will be required to pay HLR the amount, if any, by which the Current Market Price for the Common Stock, as defined herein, is less than certain agreed upon price thresholds. Such amount, if any, may be payable in shares of Series C Preferred Stock. The Company will bear all of the expense of such registration, other than: (i) selling commissions and fees and expenses of counsel and other advisors to the Gly-Derm Stockholders, and (ii) underwriting discounts and selling commissions and fees and disbursements of counsel to HLR. See "Selling Stockholders -- HLR" and "Plan of Distribution."

     The HLR Shares covered by this Prospectus were originally issued to HLR in a private placement made by the Company under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in consideration of the assignment to the Company by HLR of a $90,000,000 promissory note (the "Promissory Note") issued by ICN Puerto Rico, Inc., a wholly-owned subsidiary of the Company (the "Subsidiary"). The Subsidiary had issued the Promissory Note in connection with its acquisition, in August 1997, of the worldwide rights (except India) to seven products: Alloferin, Anoctil, Glutril, Limbitrol, Mestinon, Prostigmin and Protamin from HLR, a drug manufacturer and distributor based in Switzerland. The Subsidiary also obtained worldwide rights outside of the United States and India to Efudix and Librium, with an option to obtain the U.S. rights to these two products (the "Product Option") for a purchase price of $95,000,000 (subject to downward adjustment under certain circumstances), payable in the form of a promissory note which would be assigned to the Company in exchange for cash representing one-third of the purchase price, and the balance in additional shares of Common Stock and shares of Series C Preferred Stock (or a new series of convertible preferred stock having the same terms and conditions as the Series C Preferred Stock). See "Selling Stockholders -- HLR."

     The Gly-Derm Stockholders, HLR and any broker-dealers, agents or underwriters that participate with the Gly-Derm Stockholders or HLR in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The  Common  Stock  is  traded  on the New  York  Stock  Exchange
("NYSE") under the symbol "ICN." On September 2, 1997, the closing sale price per share, as reported by the NYSE, was $36.4375.

     The Gly-Derm Shares may be sold from time to time by the Gly-Derm Stockholders or, in certain cases, by transferees or assignees, and the HLR Shares may be sold from time to time by HLR or, in certain cases, by transferees or assignees. Such sales may be made in the over
- the - counter market, on the NYSE or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The Date of this Prospectus is September __, 1997.

[RED HERRING]
Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices in New York, at 7 World Trade Center, 13th Floor, New York, New York 10048 and in Chicago, at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained (at prescribed rates), by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also is available through the Commission's Website (http://www.sec.gov). Such material also can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Shares. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the Commission's rules and regulations. For further information with respect to the Company, the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission as described above.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following reports and documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference as of their respective dates:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, dated March 31, 1997, as amended by Form 10-K/A, dated July 24, 1997.

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 1997, dated May 15, 1997.

     3. Quarterly Report on Form 10-Q for the three months ended June 30, 1997, dated August 14, 1997.

     4.   The description of the Common Stock and associated Preferred
          Stock  Purchase   Rights   contained  in  the   Registration
          Statement on Form 8-A, dated November 10, 1994.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant to this Prospectus (this "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE REPORTS AND DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH REPORTS OR DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DAVID C. WATT, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626. TELEPHONE INQUIRIES MAY BE DIRECTED TO DAVID C. WATT AT (714) 545-0100.

                             THE COMPANY

     ICN is a multinational pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products and provides radiation monitoring services. The Company pursues a strategy of international expansion which includes:
(i) the consolidation of the Company's leadership position in Eastern Europe and Russia; (ii) the acquisition of high margin products that complement existing product lines and can be registered and introduced into additional markets to meet the specific needs of those markets; and (iii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements. References to ICN or the Company includes the subsidiaries of ICN, unless the context requires otherwise.

     The Company distributes and sells a broad range of prescription and over-the-counter pharmaceutical and nutritional products in over 60 countries worldwide, primarily in North America, Latin America, Western Europe and Eastern Europe. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cancer, cardiovascular disease, diabetes and psychiatric disorders. Among the Company's products is the broad spectrum antiviral agent ribavirin, which is marketed in the United States, Canada and most of Europe under the trade name Virazole[REGISTERED TRADEMARK]. Virazole[REGISTERED TRADEMARK] is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and human immunodeficiency virus (HIV). In the United States,
Virazole[REGISTERED TRADEMARK] is approved only for use in hospitalized infants and young children with severe lower respiratory infections due to RSV.

     The Company believes it has substantial opportunities to realize growth from its internally developed compounds. These compounds are the result of significant investments in its research and development activities related to nucleic acids conducted over three decades. On July 28, 1995, the Company entered into an Exchange License and Supply Agreement (the "Agreement") and a Stock Purchase Agreement with a subsidiary of Schering-Plough Corporation ("Schering") to license the Company's proprietary drug ribavirin as a treatment for chronic hepatitis C in combination with Schering's alpha interferon (the "Combination Therapy"). The Agreement provided the Company an initial non-refundable payment by Schering of $23,000,000, and future royalty payments to the Company for marketing of the drug, including certain minimum royalty rates. Schering will have exclusive marketing rights for ribavirin for hepatitis C worldwide, except that the Company will retain the right to co-market in the countries of the European Economic Community. In addition, Schering will purchase up to $42,000,000 in Common Stock upon the achievement of certain regulatory milestones. Under the Agreement, Schering is responsible for all clinical developments and regulatory activities worldwide. During 1996, clinical trials commenced with the enrollment of more than 2000 patients. See "Risk Factors - No Assurance of Successful Development and Commercialization of Future Products."

     The Company believes it is positioned to expand its presence in the pharmaceutical markets in Eastern and Central Europe. In 1991, a 75% interest was acquired in Galenika Pharmaceuticals ("Galenika"), a large drug manufacturer and distributor in Yugoslavia. Galenika was subsequently renamed ICN Yugoslavia. This acquisition added new products and significantly expanded the sales volume of the Company. With the investment in ICN Yugoslavia, the Company became one of the first Western pharmaceutical companies to establish a direct investment in Eastern Europe. ICN Yugoslavia continues to be a significant part of the Company's operations although its sales and profitability have, at times, been substantially diminished owing principally to the imposition of sanctions on Yugoslavia by the United Nations. However, the United Nations Security Council adopted resolutions that, in December 1995, suspended and, in October 1996, lifted economic sanctions imposed on the Federal Republic of Yugoslavia since May of 1992. The suspension and lifting of economic sanctions enabled ICN Yugoslavia to resume exporting certain of its product lines to Russia, other Eastern European Markets, Africa, the Middle East and the Far East. See "Risk Factors -- Risk of Operation in Yugoslavia."

     In 1995, the Company acquired a 75% interest in Oktyabr, one of the largest pharmaceutical companies in the Russian Federation. In 1996, the Company purchased an additional 15% interest in Oktyabr, raising its ownership to 90%. Additionally, the Company greatly expanded its Russian presence through the acquisition of two additional pharmaceutical companies: Leksredstva, located in Kursk, and Polypharm, located in Chelyabinsk. The combined sales of these three companies establish the Company among the largest pharmaceutical companies in Russia today and a pioneer and leader in the privatization movement. In 1996, the Company acquired a 60% interest in Alkaloida Chemical Co. ("Alkaloida"), one of the largest pharmaceutical companies in terms of sales in Hungary and a major world producer of morphine and related compounds. The Company is currently exploring acquisition opportunities in Poland, Russia and the Czech Republic. See "Risk Factors--Risk of Operations in Eastern Europe, Russia and China."

     In August 1997, the Subsidiary acquired the worldwide rights (except India) to seven Roche products: Alloferin, Ancotil, Glutril, Limbitrol, Mestinon, Prostigmin and Protamin from HLR. The Subsidiary also obtained worldwide rights outside of the United States and India to Efudix and Librium. The Subsidiary also acquired the Product Option to obtain the U.S. rights to these two products during the one year period commencing upon the earlier of (i) HLR realizing $90,000,000 from the sale of the HLR Shares and the Series C Preferred Stock or
(ii) August 7, 1999. See "Selling Stockholders."

     Also in August 1997, the Subsidiary purchased HLR's Humacao, Puerto Rico manufacturing plant (the "Humacao, Puerto Rico Plant"), which meets current U.S. Food and Drug Administration Good
Manufacturing Practices for various products, including: Aleve, Naprosyn, EC Naprosyn, Anaprox and Cytovene, for $55 million, payable in a combination of cash and the assumption of certain debt.

     In addition to its pharmaceutical operations, the Company also develops, manufacturers and sells, through its wholly-owned subsidiary, ICN Biomedicals, Inc., a broad range of research and diagnostic products and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalog and direct mail marketing programs.

     The principal executive offices of the Company are located at 3300 Hyland Avenue, Costa Mesa, California 92626. The telephone number at such address is (714) 545-0100.

                             RISK FACTORS

     An investment in the Shares involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. Prospective purchasers of the Shares should be fully aware of the risk factors set forth herein. This Prospectus contains or incorporates statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and in the documents incorporated by reference and may include statements regarding, among other matters, the Company's growth opportunities, the Company's acquisition strategy, regulatory matters pertaining to governmental approval of the marketing or manufacturing of certain of the Company's products and other factors affecting the Company's financial condition or results of operations. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward looking known and unknown statements. Such factors include the various risk factors described below.

     DEPENDENCE ON FOREIGN OPERATIONS

     Approximately 75% and 80% of the Company's net sales for 1995 and 1996, respectively, and approximately 79% and 81% of the Company's net sales for the six months ended June 30, 1996 and 1997, respectively were generated from operations outside the United States. The Company operates directly and through distributors in North America, Latin America (principally Mexico), Western Europe and Eastern Europe and through distributors elsewhere in the world. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation and other restrictive governmental actions. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable. The Company does not currently have a hedging program to protect against foreign currency exposure and, in certain of the countries in which the Company operates, no effective hedging program is available.

     RISK OF OPERATIONS IN YUGOSLAVIA

     ICN Yugoslavia represents a material part of the Company's business. Approximately 46% and 44% of the Company's net sales for 1995 and 1996, respectively, were from ICN Yugoslavia. In addition, approximately 39% and 62% of the Company's operating income for 1995 and 1996, respectively, and approximately 46% and 31% of the Company's net sales for the six months ended June 30, 1996 and 1997, respectively, were from ICN Yugoslavia. ICN Yugoslavia, a 75% owned subsidiary, operates in a business environment that is subject to significant economic volatility and political instability. The economic conditions in Yugoslavia include continuing liquidity problems, unemployment, a weakened banking system and a high trade deficit. Between May 1992 and December 1995, ICN Yugoslavia operated under United Nations' sanctions that severely limited the ability to import raw materials and prohibited all exports. While the sanctions have been suspended, certain risks such as hyperinflation, currency devaluations, wage and price controls and potential government action could continue to have material adverse impact on the Company's financial position and results of operations.

     During 1992 and 1993, the rate of inflation in Yugoslavia was over one billion percent per year. Inflation was dramatically reduced in January 1994 when the government enacted a stabilization program designed to strengthen its currency. This program reduced the annualized inflation rate to 5% by the end of 1994, increased the availability of hard currency, stabilized the exchange rate of the dinar and improved the overall economy. In 1995, the effectiveness of the stabilization program began to wane, resulting in a decline in the availability of hard currency and an acceleration of inflation to an annual rate of 90% by year end. In November 1995, the dinar was devalued from a rate of 1.4 dinars per U.S.$1 to a rate of 4.7 dinars per U.S.$1.

     During 1996, inflation increased further to an annual rate of 95% and the availability of hard and local currency continued to decline. The lifting of sanctions by the United Nations eventually provided opportunities to export outside of Yugoslavia. A policy of strict monetary control in Yugoslavia has kept inflation at a current annual level of approximately 40%. However, Yugoslavia has not fully recovered the international status it held before sanctions were imposed and management believes that economic reform and privatization is necessary before the economy will improve dramatically. The Yugoslavian government is still negotiating to regain membership in the International Monetary Fund and World Bank. Management believes that the 1997 Presidential and parliamentary elections may result in political change that would lead to economic reform, although such elections also have the potential to create additional political instability and currency devaluations.

     In an  effort  by the  National  Bank of  Yugoslavia  to  control inflation through tight monetary controls, Yugoslavia is now experiencing severe liquidity problems. This has resulted in longer collection periods on ICN Yugoslavia's receivables. Most of ICN Yugoslavia's customers are slow to pay due to delays of health care payments by the government. This has also resulted in ICN Yugoslavia being unable to make timely payments on its payables. ICN Yugoslavia is attempting to reduce its receivables and improve its cash flow by restricting future sales; however, these actions may result in sales and earnings in 1997 that are lower than such amounts in 1996.

     ICN Yugoslavia began the year with a net monetary asset exposure of $134,000,000 which was subject to foreign exchange loss if a devaluation of the dinar were to occur. During the first six months of 1997, the Company was successful in reducing its monetary exposure by converting dinar denominated accounts receivable into notes receivable from the Yugoslavian government payable in dinars, but fixed in dollar amounts. The first conversion was made early in the first quarter with $50,000,000 of accounts receivable converted into a one year note with interest at the European LIBOR rate plus one percent. A second conversion was arranged in the middle of the first quarter through an agreement with the Yugoslavian government to purchase an additional $50,000,000 of drugs. The accounts receivable under this agreement were converted into a non-interest bearing short term note receivable that has special payment guarantees from the Serbian government with the payment fixed in dollar amounts. Approximately $30,000,000 of accounts receivable were converted to notes receivable in the first quarter under this arrangement and the remainder was converted in the second quarter. The second agreement also allows the Company to offset payroll tax obligations against outstanding accounts receivable balances. As of June 30, 1997, ICN Yugoslavia had a net monetary asset position of $49,000,000 which would be subject to foreign exchange loss if a devaluation of the dinar were to occur.

     The Company was able to reduce its  overall  accounts  receivable balance from the beginning of the year through collections and the conversion of $100,000,000 of accounts receivable into notes receivable discussed above. As of June 30, 1997, the accounts receivable balance was $93,056,000. Based on current levels of collections, the Company will impose even stricter credit terms on its customers which will likely result in lower future domestic sales. The willingness of the government to provide the Company protection against devaluation on its receivables in exchange for longer payment terms is a reflection of the strict adherence to government policy on controlling inflation by limiting the amount of hard currency in circulation. This policy was initially established with the start of the stabilization program in 1994. The Company is currently negotiating an arrangement with the government of Yugoslavia under which ICN Yugoslavia would commit to continue to provide products, in dollar denominated sales, in an amount up to $50,000,000 per calendar quarter for one year, and the government would pay a minimum of $9,000,000 per month toward outstanding receivables. However, at no point in time can the amount due to ICN Yugoslavia from the government under this arrangement exceed $200,000,000, including both accounts and notes receivable.

     With 80% of ICN Yugoslavia sales arising from government or government-sponsored entities, ICN Yugoslavia is financially dependent on the Yugoslavian government. Additionally, ICN Yugoslavia is also subject to credit risk in that 60% of its December 31, 1996, domestic accounts receivables and 31% of its year-to-date sales are with three major customers.

     ICN Yugoslavia is subject to price controls in Yugoslavia. The size and frequency of government-approved price increases are influenced by local inflation, devaluations, cost of imported raw materials and demand for ICN Yugoslavia products. During 1995, 1996 and the first six months of 1997, ICN Yugoslavia received fewer price increases than in the past due to lower relative levels of inflation. As inflation increases, the size and frequency of price increases are expected to increase. Price increases obtained by ICN Yugoslavia are based on economic events preceding such an increase and not on expectations of ongoing inflation. A lag in approved price increases could reduce the gross margins that ICN Yugoslavia receives on its products. Although the Company expects that ICN Yugoslavia will limit sales of products that have poor margins until an acceptable price increase is received, the impact of an inability to obtain adequate price increases in the future could have an adverse impact on the Company as a result of declining gross profit margins or declining sales in an effort to maintain existing gross margin levels.

     RISK OF OPERATIONS IN EASTERN EUROPE, RUSSIA AND CHINA

     The Company has invested a total of approximately $21,900,000 for majority interests in three pharmaceutical companies located in Russia. The Company also has invested approximately $22,100,000 in its 60.0% interest in ICN Hungary. In September 1996, the Company committed to invest an aggregate of $24,000,000 in a joint venture with Jiangsu Provincial Wuxi Pharmaceutical Corporation ("Wuxi"), a Chinese state-owned pharmaceutical corporation. Although the Company believes that investment in Russia, Eastern Europe, China and other emerging markets offers access to growing world markets, the economic and political conditions in such countries are uncertain. See "-- Dependence on Foreign Operations."

     NO ASSURANCE OF SUCCESSFUL  DEVELOPMENT AND
     COMMERCIALIZATION OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. There can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. In addition, the Company may require financing over the next several years to fund costs of development and acquisitions of new products and, if Virazole[REGISTERED TRADEMARK] is approved for treatment of chronic hepatitis C in Combination Therapy (for which there can be no assurance), to expand the production and marketing of Virazole[REGISTERED TRADEMARK] in the countries of the European Union, where the Company has retained marketing rights under the License Agreement. It may be desirable or necessary for the Company to enter into licensing arrangements with other pharmaceutical companies in order to market effectively any new products or new indications for existing products such as the License Agreement with Schering for the marketing of Virazole[REGISTERED TRADEMARK] for Combination Therapy (if approved). There can be no assurance that the Company will be successful in raising such additional capital or entering into such marketing arrangements, if required, or that such capital will be raised, or such marketing arrangements will be, on terms favorable to the Company.

     LIMITED PATENT PROTECTION

     The Company may be dependent on the protection afforded by its patents relating to Virazole[REGISTERED TRADEMARK] and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole[REGISTERED TRADEMARK] to treat specified human viral diseases. If future development of Virazole[REGISTERED TRADEMARK] in Combination Therapy is successful and approval is granted in the United States, an additional award of exclusivity will be granted of up to three years from date of approval (Waxman-Hatch Act); however, there can be no assurance that such development will be successful or that such approval will be obtained. While the Company has patents in certain foreign countries covering the use of Virazole[REGISTERED TRADEMARK] in the treatment of certain diseases, which coverage and expiration varies and which patents expire at various times through 2006, the Company has no, or limited, patent rights with respect to Virazole[REGISTERED TRADEMARK] and/or its use in certain foreign countries where Virazole[REGISTERED TRADEMARK] is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. However, the Company and Schering intend to file applications for approval of Combination Therapy through a centralized procedure in the European Union (which includes France, Germany and Great Britain). If such approval is granted, the Company and Schering would be afforded either six or ten years (depending upon the particular country) of protection for the Combination Therapy against competition. There can be no assurance that the loss of the Company's patent rights with respect to Virazole[REGISTERED TRADEMARK] upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company.

     As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries.

     UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company intends aggressively to continue its strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired company may have a material impact on the future growth or success of the Company. Since some or all of these potential acquisitions may be affected with the issuance of Common Stock by the Company to the sellers of the businesses being acquired or financed with the issuance of Common Stock or securities convertible into Common Stock, the interest of existing stockholders in the Company may be diluted (which dilution may be material depending on the size and the number of acquisitions consummated). Subject to sufficient authorized and unissued shares of Common Stock being available, no stockholder approval of any acquisition transaction would be required unless the number of shares of Common Stock issued by the Company in connection with the transaction (or series of related transactions) were to exceed 20% of the then outstanding shares of Common Stock.

     POTENTIAL LITIGATION EXPOSURE

     ICN is a defendant in a consolidated class action lawsuit alleging, among other things, violations of federal securities laws (the "Class Action"). Plaintiffs alleged that ICN made misrepresentations of material facts and omitted to state material facts in 1994 and 1995 concerning the Company's NDA for the use of Virazole[REGISTERED TRADEMARK] for monotherapy treatment of chronic hepatitis C (the "Hepatitis C NDA"). In July 1997, the Company and the plaintiffs in the Class Action agreed to settle the litigation for the sum of $15,000,000. The settlement is in the process of being documented and is subject to the approval of the court. A settlement hearing is expected to be held in the fall of 1997. The Company intends to urge the district court to approve the settlement of the Class Action. If the settlement is not approved, and the Class Action proceeds to trial, the ultimate outcome of any such trial cannot be predicted with certainty, and any unfavorable outcome could have a material adverse effect on the Company.

     Pursuant to an Order Directing Private Investigation and Designating Officers to Take Testimony, entitled In the Matter of ICN Pharmaceuticals, Inc., (P-177) (the "Order"), a private investigation is being conducted by the SEC with respect to certain matters pertaining to the status and disposition of the Hepatitis C NDA. As set forth in the Order, the investigation concerns whether, during the period June 1994 through February 1995, the Company, persons or entities associated with it and others, in the offer and sale or in connection with the purchase and sale of ICN securities, engaged in possible violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, by having possibly: (i) made false or misleading statements or omitted material facts with respect to the status and disposition of the Hepatitis C NDA; (ii) purchased or sold Common Stock while in possession of material, non-public information concerning the status and disposition of the Hepatitis C NDA; or (iii) conveyed material, non-public information concerning the status and disposition of the Hepatitis C NDA, to other persons who may have purchased or sold Common Stock. The Company is cooperating with the Commission in its investigation. The Company has and continues to produce documents to the SEC pursuant to a request and the SEC has taken the depositions of certain current and former officers, directors and employees of the Company.

     The Company has received a Subpoena (the "Subpoena") from a Grand Jury in the United States District Court, Central District of California requesting the production of documents covering a broad range of matters over various time periods. The Company and Milan Panic, Chairman and Chief Executive Officer, are subjects of the investigation. The Company has and continues to cooperate in the production of documents pursuant to the Subpoenas. A number of current and former employees of the Company have been interviewed by the government in connection with the investigation.

     The ultimate outcome of the SEC and Grand Jury investigations cannot be predicted and any unfavorable outcome could have a material adverse effect on the Company. See "Business-Litigation, Government Investigations and Other Matters."

     DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its management, including Milan Panic, its Chairman, President and Chief Executive Officer. The loss of their services could have a material adverse effect on the Company. The Company cannot predict what effect, if any, the Commission's investigation of the Company, as described under "Potential Litigation Exposure," and the Subpoena may have on Mr. Panic's ability to continue to devote services on a full time basis to the Company. See " -- Potential Litigation Exposure," above. In addition, Mr. Panic who served as Prime Minister of Yugoslavia from July 1992 to March 1993, remains active in Yugoslavian politics and may serve in a governmental office in Yugoslavia in the future.

     POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole[REGISTERED TRADEMARK]. While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole[REGISTERED TRADEMARK], has been successfully maintained against the Company or any of its predecessors, a substantial claim, if successful, could have a material adverse effect on the Company.

     GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans in such respective jurisdictions. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application or of existing drugs or compounds for new applications will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals.

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Yugoslavia and Mexico, which have created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

     COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. Others may succeed in developing products that are more effective than those marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. In early 1996, MedImmune, Inc. began marketing in the United States RespiGam[REGISTERED TRADEMARK], a prophylactic drug for the treatment of RSV. The Company is aware of several other ongoing research and development programs which are attempting to develop new prophylactic and therapeutic products for treatment of RSV. Although the Company will follow publicly disclosed developments in this field, on the basis of currently available data, it is unable to evaluate whether RespiGam[REGISTERED TRADEMARK] or the other technology being developed in these programs poses a threat to the Company's current market position in the treatment of RSV or its revenue streams. In addition, a number of companies and researchers are engaged in developmental efforts for the treatment of Hepatitis C, including through the use of protease inhibitions. The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire.

     INDEBTEDNESS AND OTHER OBLIGATIONS OF THE COMPANY

     As of June 30,  1997,  after  giving  effect to the  issuance  in
August 1997 of $275 million of aggregate principal amount of 9 1/4% Senior Notes due 2005, the Company has outstanding long-term debt of $497.0 million. The indenture for certain of the Company's debt contains, and other debt instruments of the Company may in the future contain, a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates, and otherwise restrict certain corporate activities. The Company's strategy contemplates continued strategic acquisitions, and a portion of the cost of such acquisitions may be financed through additional indebtedness. There can be no assurance that financing will continue to be available on terms acceptable to the Company or at all. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions or developments and to absorb adverse operating results may be adversely affected.

     EFFECT OF CONVERSION OF THE SERIES B CONVERTIBLE
     PREFERRED STOCK - OUTSTANDING PUT RIGHT

     On October 9, 1996, the Company issued 50,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"). As of August 29, 1997, 18,749 shares of the Series B Preferred Stock remained outstanding (with the remaining shares of Series B Preferred Stock having been converted into an aggregate of 1,392,116 shares of Common Stock). The exact number of shares of Common Stock issuable upon conversion of all of, or as dividends on, the remaining outstanding shares of Series B Preferred Stock will vary inversely with the market price of the Common Stock. The holders of Common Stock may be materially diluted by conversion of the Series B Preferred Stock depending on the future market price of the Common Stock and the discount rate applied to determine the number of shares of Common Stock issuable upon conversion. On August 29, 1997, the last reported sales price of the Common Stock on the NYSE was $36.25 per share. If such market price were used to determine the number of shares of Common Stock issuable upon conversion of the remaining outstanding shares of Series B Preferred Stock and using the present discount rate of 13%, the Company would issue a total of approximately 611,364 shares of Common Stock, if all shares of the outstanding Series B Preferred Stock were converted. To the extent the market price of the Common Stock used for determination of the conversion of the Series B Preferred Stock is lower or higher than such price as of any date on which shares of Series B Preferred Stock are converted, the Company would issue more or fewer shares of Common Stock than reflected in such estimate, and such difference could be material. In addition, the discount rate that applies in calculating the number of shares of Common Stock issuable upon conversion is subject to further increases under certain circumstances, with any such increases resulting in more shares of Common Stock being issuable upon conversion.

     The Company has granted to certain persons the right to put 709,988 shares of Common Stock to the Company at $30 per share in January 2000, subject to acceleration under certain circumstances at a put price equal to $22.50 plus 10% per annum from December 23, 1996. This put right would be terminated (in whole or in part) if the market price of the Common Stock exceeds certain specified levels.

                            USE OF PROCEEDS

     Since this Prospectus relates to the offering of Gly-Derm Shares by the Gly-Derm Stockholders and to the offering of HLR Shares by HLR, the Company will not receive any of the proceeds from the sale of the Shares offered hereby. However, under certain circumstances, HLR will be required to pay to the Company the amount, if any, by which the Current Market Price for the Common Stock, as defined herein, exceeds certain agreed upon price thresholds. Conversely, under certain circumstances, the Company will be required to pay HLR the amount, if any, by which the Current Market Price for the Common Stock, as defined herein, is less than certain agreed upon price thresholds. See "Selling Stockholders."

                         SELLING STOCKHOLDERS

GLY-DERM STOCKHOLDERS

     An aggregate of 6,959 Gly-Derm Shares are being offered for the account of the Gly-Derm Stockholders identified in the table below. The following table provides certain information, as of the date of this Prospectus, with respect to the Gly-Derm Shares owned by the Gly-Derm Stockholders (which information has been furnished to the Company by the Gly-Derm Stockholders). Because the Gly-Derm Stockholders may sell all or part of the Gly-Derm Shares that they hold pursuant to this Prospectus and because this Offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Gly-Derm Shares that will be held by the Gly-Derm Selling Stockholder upon termination of this Offering. See "Plan of Distribution."

     As of August 29, 1997, the Company had outstanding approximately 37,671,166 shares of Common Stock. The Gly-Derm Shares represent in the aggregate less than 1% of the outstanding shares of Common Stock.


GLY-DERM SELLING STOCKHOLDER INFORMATION

           NAME                   Number of Shares
           -----                  of Common Stock      Aggregate Number of
                                  Covered by This        Shares of Common
                                     Prospectus            Stock Owned*
                                     ----------             -----------
Marvin E. Klein, Trustee
Marvin E. Klein Revocable
Trust 7/74                              1,293                  1,774

Dr. Maurice Belkin, Trustee D.
Maurice Belkin Revocable Trust          1,856                  9,474

Irving F. Keene and Diane F.
Keene, Trustees of the
Diane F. Keene Insurance                1,623                  1,623
Trust dated December 29, 1989

Diane F. Keene and Helene
Davidson, Trustees of the
Diane F. Keene Grantor                    325                   325
Trust

Sidney H. Weber                           222                   222

Steven J. Cohen                            82                   82

Sylvia Glover                              82                   82

Patricia Ann Wendel                       567                   567

Phyllis F. Fine                            91                   91

Jennifer L. Ermiger                        54                   54

Noel H. Upfall                            532                 12,032

Jeffrey M. Weber & Elizabeth
Weber, joint tenants                       77                   400

Daisy P. Ramos                             42                  1,003

Daniel B. Seff                             64                   64

Judith C. Redmond, Trustee                 16                   16

Richard S. Schwartz                        16                   16

Marvin D. Siegel                           17                   404

                                     -----------
Total                                   6,959
                                     ===========

     The Gly-Derm Shares were issued to the Gly-Derm Stockholders under the terms of an Undertaking Agreement (the "Undertaking Agreement") between the Company and the Gly-Derm Stockholders entered into in connection with the Company's acquisition of Gly-Derm from the Gly-Derm Stockholders in February 1996. The Gly-Derm Shares represent the amount by which the proceeds received by the Gly-Derm Stockholders from the sale of shares of Common Stock previously issued to the Gly-Derm Stockholders in connection with the Gly-Derm acquisition was less than certain price thresholds established in the Undertaking Agreement. The registration effected hereby is being effected pursuant to certain registration rights granted by the Company in the Undertaking Agreement. The registration rights extend to transferees and assigns. If applicable, this Offering would include sales of Gly-Derm Shares by such transferees and assigns.

HLR

     General

     On August 7, 1997, the Company issued to HLR 1,600,000 shares of Common Stock and 2,000 shares of Series C Preferred Stock in exchange for the assignment to the Company of the Promissory Note issued by the Subsidiary to HLR in connection with the acquisition of its product rights pursuant to the Asset Purchase Agreement (the "Asset Agreement") between the Company, the Subsidiary and HLR. The 1,600,000 shares of Common Stock, as well as the 2,500,000 shares of Common Stock issuable upon the conversion of the Series C Preferred and any undetermined number of additional shares of Common Stock issuable as a result of any adjustments to the conversion price of the Series C Preferred Stock pursuant to the antidilution provisions of the Certificate of Designation, are being offered for the account of HLR. Because HLR may sell all or part of the HLR Shares that it holds pursuant to this Prospectus and because this Offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of HLR Shares that will be held by HLR upon termination of this Offering. See "Plan of Distribution."

     Of the approximately 37,671,166 shares of Common Stock outstanding that the Company had, as of August 29, 1997, the shares of Common Stock owned by HLR represent approximately 4.2% of the outstanding shares of Common Stock and the 2,500,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock would, if such Series C Preferred Stock had been converted on August 29, 1997, represent 6.6% of the outstanding shares of Common Stock.

     The HLR Shares and the Series C Preferred Stock were issued to HLR under the terms of the Asset Agreement. The following summary of certain provisions of the Asset Agreement relating to the HLR Shares is not intended to be complete and is subject to, and qualified in its entirety by reference to the Asset Agreement, a copy of which is attached as an exhibit to this Registration Statement and is incorporated herein by reference.

     Pursuant to the term of the Asset Agreement, HLR is required to vote all of the HLR Shares in accordance with the recommendations of the Company's Board of Directors.

     Registration Rights

     The registration effected hereby is being effected pursuant to certain registration rights granted by the Company at the time of the closing of the transactions under the Asset Agreement. The registration rights may be assigned by HLR to certain transferees and assigns of the HLR Shares. If applicable, this Offering would include sales of HLR Shares by such transferees and assigns. This description of the registration rights is a summary and as such is not intended to be complete and is subject to and qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached as an exhibit to this Registration Statement and is incorporated herein by reference.

     Price Guaranty

     Pursuant to the Asset Agreement, the Company has given HLR certain guarantees that, on December 31, 1997, December 31, 1998, December 31, 1999 and July 1, 2000 (each a "Guaranty Date"), the then current market price per share of the Common Stock, based on the average closing sale price on the NYSE for the 10 trading days prior to each such Guaranty Date (plus dividends paid to HLR since August 7, 1997 on such shares) (the "Current Market Price") shall equal or exceed the applicable Guaranteed Price (as defined herein) for such Guaranty Date. In the event that the Current Market Price per share of Common Stock is less than the Guaranteed Price on a Guaranty Date, the Company will pay to HLR not later than 30 days following such Guaranty Date (which payment shall be in the form of additional shares of Series C Preferred Stock, each such share of Series C Preferred Stock valued at the then Current Market Price as of the date of payment of one share of Common Stock times the number of shares of Common Stock into which one share of Series C Preferred Stock is convertible) (which additional shares of Series C Preferred Stock, together with any Common Stock issued upon conversion of such Series C Preferred Stock, shall be referred to as the "Additional Shares") the amount, if any, by which (A) the product (the "Guaranteed Value") of the Guaranteed Price for such Guaranty Date times the number of HLR Shares (assuming conversion of all 2,000 such shares of Series C Preferred Stock), in each case, owned on such date by HLR (the "Seller's Common Stock") exceed (B) the sum (the "Actual Value") of (i) the product of the then Current Market Price times the aggregate of the number of shares of the Seller's Common Stock and number of Additional Shares (assuming, in the case of Additional Shares which are Series C Preferred Stock, conversion of such Series C Preferred Stock into Common Stock not previously returned to the Company as provided in the next sentence) and (ii) the amount of any dividends paid to HLR since August 7, 1997 on any Additional Shares theretofore received by HLR (whether or not such Additional Shares are then owned by HLR) (the "Dividend Payment"); provided that, any such payment due by the Company on the final Guaranty Date (July 1, 2000) shall be payable in cash or shares of Series C Preferred Stock valued in the same manner as stated above (or, at the election of HLR, shares of Common Stock, valued at the then Current Market Price as of the date of payment) or both, at the Company's option. In the event that, on a Guaranty Date, the Current Market Price per share of the Common Stock exceeds the Guaranteed Price, for such Guaranty Date, HLR shall, within 30 days after such Guaranty Date, return to the Company that number of shares of Common Stock and/or Series C Preferred Stock, and valued as of the date of such return, in the same manner as stated above, equal to the amount, if any, by which the Actual Value exceeds the Guaranteed
Value, provided that, except on the final Guaranty Date, HLR shall have no obligation to return an amount in excess of the number of Additional Shares. For purposes of the Asset Agreement, "Guaranteed Price" shall be $25.750 for the Guaranty Date occurring on December 31, 1997, $27.295 for the Guaranty Date occurring on December 31, 1998, $28.933 per share for the Guaranty Date occurring on December 31, 1999, and $29.775 per share for the Guaranty Date occurring on July 1, 2000. The Guaranteed Price is subject to certain customary anti-dilution adjustments, including if the Company issues additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock or in the event of any other event which would give rise to an adjustment of the Conversion Price of the Series C Preferred Stock pursuant to the Certificate of Designation.

     Purchase Price Adjustment

     The purchase price of $90,000,000 may be adjusted under certain circumstances, including if a regulatory authority refuses, through no fault of the Company, to assign a registration to the Company within two years from August 7, 1997. Such purchase price adjustment shall be paid by HLR to the Company by returning an appropriate amount of shares of Series C Preferred Stock (or if HLR does not hold any Series C Preferred Stock at that time, Common Stock), valued at the Guaranteed Price as of the Guaranty Date next preceding such adjustment plus pro rata six percent per annum.

     Repurchase of the Series C Preferred Stock or the HLR Shares

     Until the later of: (i) HLR's receipt of cash for the purchase price of the products acquired pursuant to the Asset Agreement, (ii) the payment in full of the purchase price for the Humacao, Puerto Rico Plant, or (iii) August 7, 2002, HLR has the right to require the Company to repurchase the Series C Preferred Stock or the HLR Shares in the event that ICN, or an affiliate of ICN, consummates an underwritten public offering anywhere in the world of ICN's debt securities (a "Public Debt Offering") at any time prior to August 7, 2002. Such repurchases would be in the amount of 20% of the Company's net proceeds from the Public Debt Offering. HLR thereafter may require the Company to repurchase the HLR Shares or Series C Preferred Stock with 20% of the net proceeds of any subsequent Public Debt Offering, until all such securities have been repurchased or returned to the Company for cash or are sold by HLR in the market. The price per share at which such shares of Common Stock and Series C Preferred Stock
(based on the number of shares of Common Stock into which it is convertible) will be repurchased will equal the Guaranteed Price as of the Guaranty Date next preceding such repurchase plus pro rata six percent per annum. If the obligation of the Company to pay HLR 20% of a Public Debt offering occurs prior to the purchase price under the Asset Agreement and the purchase price for the Humaoco, Puerto Rico Plant being paid in full, HLR is not required to return any HLR Shares or shares of Series C Preferred Stock, but is entitled to return, offset or use such securities as additional security for certain obligations of the Company under the agreement relating to the acquisition of the Humaoco, Puerto Rico Plant.

     Right to Exchange Common Stock

     The Company may not redeem, repurchase or otherwise acquire any shares of its Common Stock or any other class of capital stock of ICN or take any other action affecting the voting rights of such shares, if such action would increase the percentage of Common Stock owned by HLR without prior written notice (a "Deferral Notice") to HLR. Upon the receipt of a Deferral Notice, HLR has the right to elect to exchange a number of shares of Common Stock for Series C Preferred Stock so that, following such exchange, HLR's ownership of Common Stock will be less than five percent of the outstanding Common Stock.

     Restrictions on Transfer

     The 1,600,000 HLR Shares may be sold by HLR without the Company's prior written consent on the earlier to occur of the date on which the sale price of the Common Stock reaches $30 per share or August 7, 1998. Following the sale of the HLR Shares, upon HLR's request, all or any part of the shares of Series C Preferred Stock will, subject to certain limitations, immediately be converted into shares of registered Common Stock. Such HLR Shares issued to HLR upon the conversion of the Series C Preferred Stock may not be sold without the Company's prior written consent for one year from the date of conversion, provided that they may be sold earlier without restriction if the stock exchange price of the Common Stock reaches $33 per share. Although HLR may sell such shares at any price equal to or above $33 per share, it may not sell any such share at a price below $33 per share without the consent of the Company. HLR has agreed not to sell any shares in a way which hurts the market. HLR may sell any shares of Common Stock or Series C Preferred Stock to an affiliate, but excluding Genentech, Inc. (an "Affiliate of HLR"), at any time without restriction, provided that the Affiliate of HLR agrees to be bound by the terms of the Asset Agreement.

     The restrictions on transfer will terminate in the event (the day of any such event, the "Restriction Termination Date") that: (i) the Company proposes to, or receives a proposal, (a) to merge or consolidate with or into any other corporation or entity or other person (whether or not the Company is the surviving corporation) or
(b) to transfer all or substantially all of the Company's assets to any other unaffiliated corporation or other entity or person, or (ii) there occurs any other corporate reorganization or transaction or series of related transactions, following which the Company's shareholders would be expected to own less in the aggregate than 50% of the voting power or equity of the ultimate parent corporation or other entity surviving or resulting from such merger, consolidation, reorganization or other transaction, or (iii) any person has commenced a tender or exchange offer for any shares of Common Stock.

     Future Purchases

     Prior to the earlier of August 7, 2000, the Restriction Termination Date or the date on which HLR has sold to third parties all of the HLR Shares and the Series C Preferred Stock received, HLR may not acquire any shares of Common Stock (or other securities of the Company convertible into Common Stock) (except pursuant to the Asset Agreement or by way of stock dividends or other distributions or offerings made available to holders of shares of Common Stock generally) if the effect of such acquisition would be to increase the aggregate number of shares of such Common Stock (or other securities of the Company convertible into Common Stock) then owned by HLR or that it has a right to acquire, including upon conversion of the Series C Preferred Stock, to more than 20% of the shares of such Common Stock (or other securities convertible into Common Stock) of the Company on a fully diluted basis; provided that, HLR will not be obligated to dispose of any shares of Common Stock of the Company if its aggregate percentage ownership is increased as a result of a recapitalization of, or a repurchase of securities by, the Company or as a result of any other similar action taken by the Company.

     Capital Gains

     If HLR sells any shares of Common Stock to any third party (other than any Affiliate of HLR, the Company or any affiliate of the Company) prior to July 1, 2000 for a net sale price per share in excess of the Guaranteed Price as of the Guaranty Date next preceding the date of sale plus pro rata six percent per annum, such excess shall be paid to the Company in the form of the return of shares of Series C Preferred Stock, valued, based on the Current Market Price, as of the date of payment, of the shares of Common Stock into which such shares of Series C Preferred Stock would then be convertible, assuming no restrictions on convertibility existed; provided, however, that such gain may be retained by HLR and offset or used (i) to realize cash for the purchase price paid under the Asset Agreement in HLR Shares and Series C Preferred Stock, (ii) as additional security for certain obligations of the Company under the agreement relating to the acquisition of the Humacao, Puerto Rico Plant, and (iii) as security in connection with the exercise of the Product Option or for other purposes upon the mutual agreement of the Company and HLR.

                         PLAN OF DISTRIBUTION

     The Gly-Derm Stockholders are offering the Gly-Derm Shares for their own account and HLR is offering the HLR Shares for its own account, and neither the Gly-Derm Stockholders, nor HLR are offering such securities for the account of the Company. The Company will not receive any proceeds from the sale of the Shares, except to the extent that under certain circumstances HLR is required to pay to the Company the amount, if any, by which the Current Market Price for the Common Stock exceeds the applicable Guaranteed Price as more fully described under "Selling Stockholders - Price Guaranty".

     Gly-Derm Shares may be sold from time to time by the Gly-Derm Stockholders, or by their transferees and assigns, and the HLR Shares may be sold from time to time by HLR or by its transferees or assigns. Such sales may be made in the over-the-counter market, on the NYSE or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Gly-Derm Stockholders, HLR and any broker-dealers, agents or underwriters that participate with Gly-Derm or HLR in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock, during any applicable "restricted period" prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Gly-Derm Stockholders and HLR will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, the provisions of which may limit the timing of purchases and sales of Common Stock by the Gly-Derm Stockholders and HLR.

     In the Undertaking Agreement, the Company has agreed to indemnify the Gly-Derm Stockholders and each person controlling a Gly-Derm Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with the Registration Statement; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Gly-Derm Stockholders and stated to be specifically for use in the Registration Statement. The Gly-Derm
Stockholders have each agreed to indemnify the Company, each of its directors and officers and each person who controls the Company within the meaning of the Securities Act and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by the Gly-Derm Stockholders and stated to be specifically for use in the Registration Statement; provided, however, that the obligations of the Gly-Derm Stockholders are limited to an amount equal to the proceeds to the Gly-Derm Stockholders of Gly-Derm Shares sold pursuant to the Registration Statement or otherwise as contemplated by the Undertaking Agreement.

     In the Registration Rights Agreement, the Company has agreed to indemnify HLR and any person that directly or indirectly through one or more intermediaries controls, is controlled by or is in under common control with HLR and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) or amendment thereof, incident to any registration, qualification or compliance (including without limitation) the Registration Statement and this Prospectus, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance and will reimburse HLR, and any other person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, HLR, each such underwriter and each person who controls any such underwriter, for any legal or other expenses reasonably incurred in connection with investigating and defending such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by HLR and stated to be specifically for use in the Registration Statement. HLR has agreed to indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company securities covered by such a registration statement and each person who controls the Company or such underwriter within the meaning of the Securities Act and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse the Company and said directors, officers, partners, persons, underwriters or control persons for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by HLR and stated to be specifically for use in the Registration Statement; provided, however, that the obligations of HLR are limited to an amount equal to the net proceeds to HLR of HLR Shares sold pursuant to the Registration Statement or otherwise as contemplated by the Registration Rights Agreement.

     There can be no assurance that the Gly-Derm Stockholders will sell any or all of the Gly-Derm Shares, or that HLR will sell any or all of the HLR Shares, offered by them hereunder. To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

     The registration effected hereby is being effected pursuant to certain registration rights previously granted by the Company to the Gly-Derm Stockholders in the Undertaking Agreement, and to HLR in the Registration Rights Agreement. The Company will bear all of the expense of such registration, other than: (i) selling commissions and fees and expenses of counsel and other advisors to the Gly-Derm Stockholders, and (ii) underwriting discounts and selling commissions and fees and disbursements of counsel to HLR.

                             LEGAL MATTERS

     The legality of the Shares offered hereby will be passed upon for the Company by David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Company. As of September 3, 1997, Mr. Watt beneficially owned 129,673 shares of Common Stock, including 127,678 shares which he has the right to acquire upon the exercise of currently exercisable stock options.

                    INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report, which includes an emphasis of matter paragraph related to the Company's net monetary assets at ICN Yugoslavia which would be subject to foreign exchange loss if a devaluation of the dinar were to occur, of Coopers & Lybrand L.L.P., independent public accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended June 30, 1997 and 1996 incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part, that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR
SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The  following  table sets forth the  estimated  expenses  of the

Registrant in connection with the distribution of the securities being registered hereunder. HLR will not bear any of these expenses.

SEC Filing Fee......................................$44,997.34
Legal Fees and Expenses.............................$25,000.00
Accounting Fees and Expenses........................$20,000.00
Miscellaneous.......................................$  5,000.00
               Total ...............................$94,997.34

ITEM 15   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification  is  proper  because  he or  she  met  the  applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The  Registrant  carries   directors'  and  officers'   liability
insurance, covering losses up to $5,000,000 (subject to a $500,000 deductible).

     The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding. Additionally, the indemnity agreements provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b) (7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b) (7).

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16   EXHIBITS

4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp., previously filed as
     Exhibit 4.1 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

4.2 By laws of the Registrant, previously filed as Exhibit 3.2 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference.

4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration Statement on Form 8-A, dated November 10, 1994.

4.4 Common Stock Undertaking, dated as of February 28, 1996, by and among Gly-Derm, Inc., certain stockholders listed therein and the Registrant, previously filed as Exhibit 4.4 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

4.5 Certificate of Designation of Rights and Preferences of Series C Convertible Preferred Stock.**

4.6 Registration Rights Agreement by and among F. Hoffmann-La Roche Ltd and ICN Pharmaceuticals, Inc.**

4.7 Indenture between ICN Pharmaceuticals, Inc. and American Stock Transfer and Trust Company, as trustee, relating to $115,000,000 8 1/2% Convertible Subordinated Notes due 1999 (incorporated by reference to the Company's Annual Report on Form 10-K for the Year ended December 31, 1996)*

4.8 Indenture dated as of August 14, 1997, by and among ICN and United States Trust Company of New York (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Three Months ended June 30, 1997)*

5. Opinion of David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered.**

10.1 Asset Purchase Agreement between F. Hoffmann-La Roche Ltd, ICN Puerto Rico, Inc. and ICN Pharmaceuticals, Inc., as amended by the Amended Agreement, dated August 7, 1997.**

15.1 Awareness Letter of Independent Accountant regarding Unaudited Interim Financial Information.

15.2 Review Report of Independent Accountants for the period ended June 30, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

23.1 Consent  of   Coopers  &  Lybrand   L.L.P.   Independent   Public
     Accountants.

23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).**

24.  Power  of  Attorney  (included   elsewhere  in  the  Registration
     Statement).**

-----------------
[FN]
* None of the other indebtedness of the Registrant exceeds 10% of its total consolidated assets. The Registrant will furnish copies of the instruments relating to such other indebtedness upon request.
**   Previously filed.

ITEM 17.  UNDERTAKINGS

      The  undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to that foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the
Registrant  in  the  successful   defense  of  any  action,   suit  or
proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has
been  settled  by  controlling   precedent,   submit  to  a  court  of
appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa and State of California on September 24, 1997.



                                       ICN PHARMACEUTICALS, INC.


                                       /s/ David C. Watt
                                       -------------------------------
                                        By:  David C.Watt
                                             Executive Vice President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.

SIGNATURE                            TITLE                  DATE





*
------------------------
Milan Panic                Chairman and Chief Executive     September 24, 1997
                           Officer (Principal Executive
                           Officer)

*
------------------------   Executive Vice President,        September 24, 1997
John E. Giordani           Chief Financial Officer
                           (Principal Financial and
                           Accounting Officer)

*
------------------------
Norman Barker, Jr.         Director                         September 24, 1997

*
------------------------
Senator Birch E. Bayh, Jr. Director                         September 24, 1997

*
------------------------
Alan F. Charles            Director                         September 24, 1997

*
------------------------
Roger Guillemin, M.D.,     Director                         September 24, 1997
Ph.D.

*
------------------------
Adam Jerney                Director, President, Chief
                           Operating Officer                September 24, 1997

*
------------------------
Dale M. Hanson             Director                         September 24, 1997

*
------------------------
Weldon B. Jolley, Ph.D.    Director                         September 24, 1997

*
------------------------
Jean-Francois Kurz         Director                         September 24, 1997

*
------------------------
Thomas H. Lenagh           Director                         September 24, 1997

*
------------------------
Charles T. Manatt          Director                         September 24, 1997

*
------------------------
Stephen D. Moses           Director                         September 24, 1997

*
------------------------
Michael Smith, Ph.D.       Director                         September 24, 1997

*
------------------------
Roberts A. Smith, Ph.D.    Director                         September 24, 1997

*
-------------------------
Richard W. Starr           Director                         September 24, 1997

*By:   David C. Watt
       Power of Attorney


                           INDEX TO EXHIBITS

4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp.; previously filed as Exhibit 4.1 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

4.2 By laws of the Registrant, previously filed as Exhibit 3.2 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference.

4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration Statement on Form 8-A, dated November 10, 1994.

4.4. Common Stock Undertaking, dated as of February 28, 1996, by and among Gly-Derm, Inc., certain stockholders listed therein and the Registrant, previously filed as Exhibit 4.4 to Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.

4.5 Certificate of Designation of Rights and Preferences of Series C Convertible Preferred Stock.**

4.6 Registration Rights Agreement by and among F. Hoffmann-La Roche Ltd and ICN Pharmaceuticals, Inc.**

4.7 Indenture between ICN Pharmaceuticals, Inc. and American Stock Transfer and Trust Company, as trustee, relating to $115,000,000 8 1/2% Convertible Subordinated Notes due 1999 (incorporated by reference to the Company's Annual Report on Form 10-K for the Year ended December 31, 1996).*

4.8 Indenture, dated as of August 14, 1997, by and among ICN and United States Trust Company of New York (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Three Months ended June 30, 1997).*

5. Opinion of David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Registrant, regarding the legality of the securities being registered.**

10.1 Asset Purchase Agreement between F. Hoffmann-La Roche Ltd, ICN Puerto Rico, Inc. and ICN Pharmaceuticals, Inc., as amended by the Amended Agreement dated August 7, 1997.**

15.1 Awareness Letter of Independent Accountant regarding Unaudited Interim Financial Information.

15.2 Review Report of Independent Accountants for the period ended June 30, 1997, previously filed as Exhibit 15.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

23.1   Consent  of  Coopers  &  Lybrand  L.L.P.   Independent   Public
       Accountants.

23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).**

24.    Power  of  Attorney  (included  elsewhere  in the  Registration
       Statement).**

---------------------
[FN]
* None of the indebtedness of the Registrant exceeds 10% of its total consolidated assets. The Registrant will furnish copies of the instruments relating to such other indebtedness upon request.

**     Previously filed